EXHIBIT 10

CDT SYSTEMS, INC. AIR WATER INC.

LETTER OF INTENT FOR THE ESTABLISHMENT OF A JOINT VENTURE CDT SYSTEMS,INC. / AIR WATER INC. Entered into on January 30, 2004

1. Purpose of the Joint Venture

CDT SYSTEMS,INC(hereafter CDTS) and Air Water Inc. (hereafter AWI) will establish a Joint Venture (hereafter the JV) in Japan for the assembly and marketing of Carbon Aerogel AquaCells(hereafter AquaCells).

A.

CDTS will license to the JV the exclusive rights for the assembly and marketing in Japan of AquaCells produced using the carbon aerogel manufactured employing the CDTS's latest and proprietary technology.

B.	AWI will license to the JV its proprietary AquaCell assembly know how.

C.

The JV will have preferential rights to negotiate for the right to use the technology owned by THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (hereafter REGENTS) for the production of carbon aerogel in Japan. In the negotiations for said right of use, CDTS will make the utmost effort in the negotiations with REGENTS in order that the JV may obtain permission to produce carbon aerogel outside of the United States.

D.

In the event that either CDTS or AWI is merged or acquired (including acquisition of business), it guarantees that the rights licensed to the JV by that company will be continuously licensed by the surviving company or the acquiring company.

2. The Mission of the JV

The mission of the JV, will be to assemble AquaCells using the carbon aerogel provided by CDTS and undertake stable provision of this to CDTS and AWI.

Of the AquaCells produced by the JV CDTS will be entitled to 33% of such AquaCells and AWI will be entitled to 67%.

3. Capital composition of the JV

CDTS invests 33% of the JV capital and AWI invests 67% of the JV capital. When an increase in the capital of the JV or funding is required, CDTS and AWI will increase their investment or cooperate in providing a guarantee for funding,etc. needed by the JV, at the above-mentioned investment ratio.

4. Responsibility of the investment company

So that the business of the JV(production of AquaCells) will not stagnate, CDTS must provide the JV with carbon aerogel produced using the latest technology. In the event that a supply system for the improved carbon aerogel is established, this improved carbon aerogel must be provided to the JV. In any case, the supply price of carbon aerogel from CDTS to the JV will be determined each time upon negotiation among CDTS, AWI and the JV.

So that the business of the JV will proceed smoothly and the working capital of the JV will be maintained, AWI will make efforts in the operation of the JV.

5. Capital Mutually Supplied When the JV is Established

CDTS and AWI will bear the expenses required for the registration of the JV in proportion to the ratio of their investment in the JV.

CDTS will provide the JV with five thousand (5,000) sheets of Resorcinol Formaldehyde carbon aerogel in standard size(1ft. x 2ft.),which are produced by incorporating the latest technology. CDTS will ship a part of said 5,000 Resorcinol Formaldehyde carbon aerogel sheets by the fifth month after the Texas Manufacturing Facility is founded. The remaining Resorcinol Formaldehyde aerogel sheets will then be shipped within the next thirty days. $125,000 will be paid by AWI to CDTS for the expenses involved in the production of five thousand(5,000)sheets of carbon aerogel and technical session in Japan. After said shipment of 5,000 sheets, CDTS will deliver a number of Resorcinol Formaldehyde aerogel sheets ordered by JV within 90 days after such order. If the above shipping commitments of 5,000 sheets are not met, then, with approval of REGENTS and the United States Government, manufacturing instruction for the JV will be provided by CDTS. The details of the procedure of manufacture instruction will be negotiated and written in the document later.

6. Allotment of Profit

Dividends from the JV will be allotted in proportion to the amount invested.

7. JV Technology Developments

Intellectual property developed by the JV, which has its basis in carbon aerogel, capacitive deionization technology and related processes or other REGENTS patents, will become the property of CDTS,as a rule;provided,however,that AWI can hold these rights in common on a royalty-free basis in proportion to the level of its contribution.

All other intellectual property rights developed by the JV will become the property of the JV. CDTS and AWI will hold these rights in common, in proportion to the capital invested; however, CDTS will maintain the technology control position for such intellectual properties.

8. Additional Developments

With respect to AquaCells employing carbon aerogels,CDTS will also provide AWI with an option to establish or participate in future manufacturing JVs in Asia including China. The term for such option will be determined by CDTS and AWI separately depending on specific JV.

Upon signing of the investment agreement for the establishment of a carbon aerogel manufacturing facility with the State of Texas, CDTS will adjust the execution price of the 600,000 warrants that CDTS has currently issued to AWI from $1.50 to $0.50 USD per warrant,which price reduction will become effective with a concurrent $125,000 payment exercising the purchase rights of 250,000warrants of the 600,000warrants. The expiration date of the warrants will be February 28, 2005.

9. JV Agreement

Upon execution of this JV Investment Plan, AWI and CDTS will make efforts to enter into a joint venture agreement(hereafter the JV agreement) specifying the establishment of the JV, operations and management method of the JV. The JV Agreement will include establishment of JV, management, financing, technical and operation function procedures and decision processes. Upon conclusion of the JV Agreement, AWI and CDTS will become responsible for establishing the JV, and this Letter of Intent will confirm solely the intention of the both parties.

10. Termination of the JV

In the event that the JV is terminated, CDTS and AWI will allot the surplus funds in proportion to the capital invested.

11. Confidentiality

Each party shall keep information disclosed by the other party in connection with this Letter of Intent confidential and shall not disclose it to any third party.

12. Governing Law

This Letter of Intent shall be governed by and construed in accordance with the laws of Japan.

Air Water Inc.	CDT Systems,Inc.

By___/s/ Y. Misaka	By__/s/ Dallas Talley

Title President/COO	Title Chairman/CEO

Date January 27, 2004	Date January 31, 2004